                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                            CAPITAL AUTOMOTIVE REIT
                                (Name of Issuer)

                      COMMON SHARES OF BENEFICIAL INTEREST
                         (Title of Class of Securities)

                                  139733-10-9
                                 (CUSIP Number)

                               December 22, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)

 CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Robert M. Rosenthal

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9): 18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Marion Rosenthal

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Brooke Peterson

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Jane Cafritz

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Nancy Rosenthal

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Robert Patterson

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Donald Bavely

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         James Burns

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         James Smith

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         United States of America

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         IN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         3400 Columbia Pike Limited Partnership

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         Virginia

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person:

         PN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         750 North Glebe Road Limited Partnership

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         Virginia

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person

         PN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         8525 Leesburg Pike, L.P.

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         Virginia

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person

         PN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         RP Gaithersburg Limited Partnership

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         Maryland

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person

         PN

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Rosenthal and Daughters, L.L.C.

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         Delaware

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person

         OO

CUSIP No.  139733-10-9

1.       Name of Reporting Person

         Robert M. Rosenthal Annuity Trust Number One, Dated October 2, 1998

2.       (a)
         (b)     X

3.       SEC Use Only

4.       Citizenship or Place of Organization

         District of Columbia

Number of        5.       Sole Voting Power: -0-
Shares
Beneficially     6.       Shared Voting Power: 4,058,966
Owned
by Each          7.       Sole Dispositive Power: -0-
Reporting
Person With:     8.       Shared Dispositive Power: 4,058,966

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         4,058,966

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.      Percent of Class Represented by Amount in Row (9):  18.1%

12.      Type of Reporting Person

         OO

Item 1

           (a)   Name of Issuer

           CAPITAL AUTOMOTIVE REIT

           (b)   Address of Issuer's Principal Executive Offices:

           1420 Spring Hill Road, Suite 525, McLean, Virginia  22102

Item 2

           (a)   Names of Persons Filing

           Item 1 on each of Pages 2 through 16 is incorporated herein by reference.

           (b)   Address of Principal Business Office or, if none, Residence

           c/o Rosenthal Automotive
           1100 South Glebe Road
           Arlington, Virginia  22204

           (c)   Citizenship

           Item 4 on each of Pages 2 through 16 is incorporated herein by reference.

           (d)   Title of Class of Securities

           Common Shares of Beneficial Interest

           (e)   CUSIP Number

           139733-10-9

Item 3

           Not Applicable

Item 4     Ownership

           Items 5 through 9 and 11 on each of Pages 2 through 16 are incorporated herein by reference.

Item 5     Ownership of Five Percent or Less of a Class

           Not applicable.

Item 6     Ownership of More Than Five Percent on Behalf of Another Person

           Not Applicable

Item 7     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
           Company

           Not Applicable

Item 8     Identification and Classification of Members of the Group

           Item 1 on each of Pages 2 through 16 is incorporated herein by reference.

Item 9     Notice of Dissolution of Group

           Not Applicable

Item 10    Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           In accordance with Rule 13d-4 of the Securities Exchange Act of 1934 (the "Exchange Act"), each of the persons filing this statement expressly declares that the filing of this statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement. There are no contracts, arrangements, or understandings with respect to the voting or disposition of the securities covered by this statement. Decisions respecting the disposition and/or voting of the securities covered by this statement reside in the respective individuals and the general partners, managing members and trustees of the entities that are reporting persons. However, the reporting persons are related in the following manner: Robert M. Rosenthal and Marion Rosenthal are husband and wife; Brooke Peterson, Jane Cafritz and Nancy Rosenthal are daughters of Robert and Marion Rosenthal; Richard Patterson, Donald Bavely, James Burns and James Smith are employees of business entities controlled by Robert M. Rosenthal; 3400 Columbia Pike Limited Partnership, 750 North Glebe Road Limited Partnership, 8525 Leesburg Pike, L.P., and RP Gaithersburg Limited Partnership are limited partnerships of which Robert M. Rosenthal is a general partner; Rosenthal and Daughters, L.L.C. is a limited liability company formed by Robert and Marion Rosenthal; and Robert M. Rosenthal Annuity Trust Number One, Dated October 2, 1998 holds substantially all of the membership interests in Rosenthal and Daughters, L.L.C. The reporting persons' respective holdings have been aggregated solely for purposes of making the calculations required by this statement.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   December 31, 1998                                  /s/ Robert M. Rosenthal
                                                            Robert M. Rosenthal


Dated:   December 31, 1998                                  /s/ Marion Rosenthal
                                                            Marion Rosenthal


Dated:   December 31, 1998                                  /s/ Brooke Peterson
                                                            Brooke Peterson


Dated:   December 31, 1998                                  /s/ Jane Cafritz
                                                            Jane Cafritz


Dated:   December 31, 1998                                  /s/ Nancy Rosenthal
                                                            Nancy Rosenthal


Dated:   December 31, 1998                                  /s/ Richard Patterson
                                                            Richard Patterson


Dated:   December 31, 1998                                  /s/ Donald Bavely
                                                            Donald Bavely


Dated:   December 31, 1998                                  /s/ James Burns
                                                            James Burns


Dated:   December 31, 1998                                  /s/ James Smith
                                                            James Smith


                                                            3400 Columbia Pike Limited Partnership

Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner

                                                            750 North Glebe Road Limited Partnership


Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner

                                                            8525 Leesburg Pike, L.P.


Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner

                                                            RP Gaithersburg Limited Partnership


Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner

                                                            Rosenthal and Daughters, L.L.C.


Dated:   December 31, 1998                                  By:     /s/ Alfred H. Moses
                                                                    Alfred H. Moses
                                                                    Manager

                                                            Robert M. Rosenthal Annuity Trust Number
                                                            One, Dated October 2, 1998


Dated:  December 31, 1998                                   By:     /s/ Donald Bavely
                                                                    Donald Bavely
                                                                    Trustee

                                   EXHIBIT 1


                             JOINT FILING AGREEMENT

                 THIS JOINT FILING AGREEMENT is entered into as of December 31, 1998, by and among the parties signatory hereto.

                                    Recitals

                 A. In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934 (the "Exchange Act"), only one joint statement and any amendments thereto need to be filed whether one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Exchange Act with respect to the same securities, provided that said persons agree in writing that such statement or any amendment thereto is filed on behalf of each of them.

                 NOW, THEREFORE, the parties signatory hereto agree, in accordance with Rule 13d-1(k) under the Exchange Act, to file a statement on Form 13G relating to their ownership of securities in Capital Automotive REIT and do hereby further agree that said statement shall be filed on behalf of each of them.

                 IN WITNESS WHEREOF, each of the parties hereto has executed or caused its authorized representative to execute this Joint Filing Agreement as of the day and year first above written.

Dated:   December 31, 1998                                  /s/ Robert M. Rosenthal
                                                            Robert M. Rosenthal


Dated:   December 31, 1998                                  /s/ Marion Rosenthal
                                                            Marion Rosenthal


Dated:   December 31, 1998                                  /s/ Brooke Peterson
                                                            Brooke Peterson


Dated:   December 31, 1998                                  /s/ Jane Cafritz
                                                            Jane Cafritz


Dated:   December 31, 1998                                  /s/ Nancy Rosenthal
                                                            Nancy Rosenthal


Dated:   December 31, 1998                                  /s/ Richard Patterson
                                                            Richard Patterson


Dated:   December 31, 1998                                  /s/ Donald Bavely
                                                            Donald Bavely


Dated:   December 31, 1998                                  /s/ James Burns
                                                            James Burns


Dated:   December 31, 1998                                  /s/ James Smith
                                                            James Smith

                                                            3400 Columbia Pike Limited Partnership


Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner

                                                            750 North Glebe Road Limited Partnership


Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner

                                                            8525 Leesburg Pike, L.P.


Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner

                                                            RP Gaithersburg Limited Partnership


Dated:   December 31, 1998                                  By:     /s/ Robert M. Rosenthal
                                                                    Robert M. Rosenthal
                                                                    General Partner




                                                            Rosenthal and Daughters, L.L.C.


Dated:   December 31, 1998                                  By:     /s/ Alfred H. Moses
                                                                    Alfred H. Moses
                                                                    Manager

                                                            Robert M. Rosenthal Annuity Trust Number
                                                            One, Dated October 2, 1998


Dated:  December 31, 1998                                   By:     /s/ Donald Bavely
                                                                    Donald Bavely
                                                                    Trustee